AMENDMENT No. "A" TO

STOCK SALE AND PURCHASE AGREEMENT

WHEREAS the Parties hereto entered into a Stock Sale and Purchase Agreement dated July 1, 2009 for the purchase of forty-nine percent (49%) of Comex Electronics Co., Ltd. ("CE") by Waytronx, Inc. ("Waytronx");

WHEREAS during the course of negotiations, the Parties agreed that the new Directors for Comex Electronics Co., Ltd. (CE) would consist of two (2) Directors appointed by Waytronx and one (1) Director appointed by CE;

THE PARTIES HEREBY AGREE that the initial Directors shall be as follows:

Appointed by Waytronx:

William J. Clough
Matthew McKenzie

Appointed by CUI-Japan:

Kunio (Gunn) Yamagishi

IN WITNESS THEREOF, each of the Parties hereto has caused this Amendment to be executed on behalf of Waytronx and Comex Electronics Co., Ltd..

DATE: 11/20/09 ______________________ William J. Clough

DATE: 11/20/09 ______________________ Matthew McKenzie

DATE: 11/20/09 ______________________ Kunio Yamagishi